===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                    Crestline Capital Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                        6600 Rockledge Drive, Suite 600
                            Bethesda, Maryland 20817

To Our Stockholders:

  You are cordially invited to attend the Annual Meeting of Stockholders of Crestline Capital Corporation (the "Company") at the Hyatt Regency Cambridge, 575 Memorial Drive, Cambridge, Massachusetts 02139, on Thursday, May 18, 2000 at 10:00 a.m. At the meeting, stockholders will consider and vote on the following proposals:

  Proposal 1: The election of Adam M. Aron, Michael A. Wildish, and William L.
              Wilson, as directors for three-year terms expiring at the 2003 annual meeting;

  Proposal 2: Amendments to the Company charter to effect a reverse split followed by a forward split of the Company's common stock; and

  Proposal 3: Ratification of the appointment of Arthur Andersen LLP as independent auditors of the Company to serve for the 2000 fiscal year.

  The stockholders will also transact such other business, if any, which may be properly brought before the annual meeting.

  If you were a stockholder at the close of business on April [7], 2000, you may vote at the annual meeting.

  Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us in the envelope provided.

  This proxy statement provides you with detailed information about the proposals to be voted on at the meeting. Included with this proxy statement are copies of the Company's 1999 Annual Report to stockholders and the Company's Form 10-K for the 1999 fiscal year which provide you with additional information about the Company. We encourage you to read the proxy statement and the other enclosed information carefully.

  We look forward to seeing you at the meeting.


                                     /s/ Bruce D. Wardinski
                                      Bruce D. Wardinski
                                      Chairman of the Board, President, and
                                      Chief Executive Officer

Bethesda, Maryland
April [14], 2000

                         CRESTLINE CAPITAL CORPORATION
                        6600 Rockledge Drive, Suite 600
                            Bethesda, Maryland 20817

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD THURSDAY, MAY 18, 2000

  The Annual Meeting of Stockholders of Crestline Capital Corporation (the "Company") will be held at the Hyatt Regency Cambridge, 575 Memorial Drive, Cambridge, Massachusetts 02139 at 10:00 a.m., on Thursday, May 18, 2000. At the meeting, stockholders will consider and vote on the following proposals:

  Proposal 1: The election of Adam M. Aron, Michael A. Wildish, and William L. Wilson, as directors for three-year terms expiring at the 2003 annual meeting;

  Proposal 2: Amendments to the Company charter to effect a reverse split followed by a forward split of the Company's common stock; and

  Proposal 3: Ratification of the appointment of Arthur Andersen LLP as independent auditors of the Company to serve for the 2000 fiscal year.

  The stockholders will also transact such other business, if any, which may be properly brought before the annual meeting.

  The Board of Directors has fixed the close of business on April [7], 2000, as the record date for the determination of the stockholders entitled to notice of and to vote at the annual meeting.

                                     By order of the Board of Directors,

                                     /s/ Tracy M.J. Colden
                                     Tracy M.J. Colden
                                     Corporate Secretary

Bethesda, Maryland
April [14], 2000

          FOR INFORMATION ON ACCOMMODATIONS FOR AND DIRECTIONS TO THE MEETING, PLEASE REFER TO THE OUTSIDE BACK COVER OF THIS PROXY STATEMENT.

      PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY
              CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                         CRESTLINE CAPITAL CORPORATION
                        6600 Rockledge Drive, Suite 600
                           Bethesda, Maryland 20817

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                            THURSDAY, MAY 18, 2000

                                  THE MEETING

  The Annual Meeting of Stockholders (the "Annual Meeting") of Crestline Capital Corporation (the "Company") will be held at the Hyatt Regency Cambridge, 575 Memorial Drive, Cambridge, Massachusetts 02139, beginning at 10:00 a.m. on Thursday, May 18, 2000.

ABOUT THIS PROXY STATEMENT

  Our Board of Directors has sent you this Proxy Statement to solicit your vote at the Annual Meeting (including any adjournment or postponement of the Annual Meeting). We will pay all expenses incurred in connection with this proxy solicitation. In addition to mailing this Proxy Statement to you, we have hired MacKenzie Partners, Inc. to be our proxy solicitation agent for a fee of $6,500 plus expenses. We also may make additional solicitations by telephone, facsimile or other forms of communication. Brokers, banks and other nominees who hold our stock for other beneficial owners will be reimbursed by us for their expenses related to forwarding our proxy materials to the beneficial owners. This Proxy Statement is first being mailed to stockholders on or about April [14], 2000.

INFORMATION ABOUT VOTING

  If you are a stockholder of record as of the close of business on April [7], 2000 (the "Record Date"), you may vote your shares:

  . By Proxy: You can vote by completing, signing and dating the enclosed proxy card and returning it to us by mail in the envelope provided. The instructions for voting are contained on the enclosed proxy card. The individuals named on the card, your "proxies," will vote your shares as you indicate. If you sign your card without indicating how you wish to vote, all of your shares will be voted (1) FOR all of the nominees for director, (2) FOR approval of the Amendments to the Company charter to effect a reverse split followed by a forward split of the Company's common stock, (3) FOR ratification of the appointment of Arthur Andersen LLP as independent auditors of the Company to serve for the 2000 fiscal year, and (4) at the discretion of your proxies on any other matter that may be properly brought before the Annual Meeting.

  .  In Person: You may attend the Annual Meeting and vote in person.

  You may revoke your proxy at any time before it is voted at the meeting by sending a written notice to Crestline Capital Corporation, P.O. Box 11463, New York, New York 10203-0463, that you have revoked the proxy, by providing a later-dated proxy or by voting in person at the Annual Meeting.

  The shares on your proxy card represent ALL of your shares of Company common stock, including any shares that may be held for your account by The Bank of New York, as trustee for the Company's Retirement and Savings Plan (i.e., 401(k) plan) for employees. If you have shares in the Company Retirement and Savings Plan and do not vote by proxy, or you return your proxy card with an unclear voting designation or no voting designation at all, then your plan shares will be voted at the discretion of the trustee for the Company Retirement and Savings Plan.

  If you held your shares in an account with a bank, broker or other nominee on the Record Date, please follow the instructions given to you on your ballot regarding casting your vote.

VOTING SECURITIES

  As of the Annual Meeting Record Date, there were outstanding     shares of
the Company's common stock, par value $0.01 per share. Only stockholders at the close of business on the Record Date will be entitled to vote. Each stockholder so entitled to vote at the meeting may cast, in person or by proxy, one vote for each share of Company common stock held by such stockholder.

QUORUM AND REQUIRED VOTES

  Holders of a majority of the outstanding shares of Company common stock must be present at the meeting, in person or by proxy, in order for a quorum to be present. Votes on the proposals will be tallied as follows:

  . Election of Directors: The three persons nominated for director receiving the most votes will be elected.

  . Approval of the Proposed Amendments to the Company Charter to effect the reverse and forward stock splits: For approval, the amendments require an affirmative vote from a majority of the shares outstanding and entitled to vote at the meeting.

  . Ratification of Independent Auditors: The ratification of Arthur Andersen LLP as independent auditors of the Company must receive an affirmative vote from a majority of the shares of Company common stock present and voting on such proposal.

  Unless otherwise required by our Bylaws or by applicable Maryland law, any other matter properly presented for a vote at the meeting will require an affirmative vote from a majority of the shares of Company common stock present and voting on such proposal.

  Shares of Company common stock represented by proxies that are marked "withhold authority" (with respect to the election of any nominee for election as director), or marked "abstain," or which constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum. Broker non-votes occur when a nominee holding shares of Company common stock for a beneficial owner has not received voting instructions from the beneficial owner and such nominee does not possess or choose to exercise discretionary authority with respect thereto. With respect to any matter to be decided by a plurality (such as the election of directors) or a majority of the votes cast at the meeting, proxies marked "withhold authority" or marked "abstain," or which constitute broker non-votes will not be counted for the purpose of determining the number of votes cast at the meeting.

                                 THE PROPOSALS

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

  Three directors will be elected at the Annual Meeting to serve until the 2003 annual meeting of stockholders. Adam M. Aron, Michael A. Wildish, and William
L. Wilson are the three nominees. Each of them is an incumbent director and certain biographical information about them as well as the other directors and executive officers of the Company is set forth below. These nominees have consented to serve if elected, but should any nominee be unavailable to serve, your proxy will vote for the substitute nominee recommended by the Board of Directors. The three persons nominated for director receiving the most votes will be elected.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE
                 PERSONS NOMINATED FOR DIRECTOR IN PROPOSAL 1.

                        DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information with respect to the directors and executive officers of the Company:

Nominees for Director

Adam M. Aron
Age: 45
                           Mr. Aron has been a director of the Company since December 29, 1998. Mr. Aron has held the position of Chairman of the Board and Chief Executive Officer of Vail Resorts, Inc. since July 1996. Prior to joining Vail Resorts, Inc., Mr. Aron served as President and Chief Executive Officer of Norwegian Cruise Line Ltd. from 1993 until 1996. Mr. Aron also currently serves on the Boards of each of Sunterra Corporation and Florsheim Group, Inc.
[Photo]

Michael A. Wildish
Age: 40
                           Mr. Wildish has been a director of the Company since December 29, 1998. Mr. Wildish has been a Managing Director in the investment firm of Donaldson, Lufkin & Jenrette since 1997. Prior to joining Donaldson, Lufkin & Jenrette, Mr. Wildish worked in the investment firm of Lazard Freres & Co. LLC, where he served as a General Partner from 1996 to 1997 and Vice President from 1992 to 1995.
[Photo]

William L. Wilson

Age: 60 Mr. Wilson has been a director of the Company since September 15, 1999. Mr. Wilson was elected by the Board of Directors to fill a vacancy on the Board. Mr. Wilson has been the Principal-in-Charge of Synterra, Ltd., a site architectural and construction management firm, since it was established in 1972. Mr. Wilson currently serves on the Board of Directors of the City of Philadelphia Art Commission, the City of Philadelphia Percent for Art Council, the Kutztown University, School of Visual and Performing Arts, and the Board of Trustees of the Pennsylvania School for the Deaf. Mr. Wilson also serves as the Mayor of Philadelphia's Transition Team Lead Co-Chair for Housing.
[Photo]

Directors Continuing in Office

Bruce D. Wardinski
(Chairman of the Board)
Age: [39]

                           Mr. Wardinski is Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Wardinski has been a director of the Company since November 9, 1998. Prior to joining the Company, Mr. Wardinski was an employee of Host Marriott Corporation ("Host Marriott"). At Host Marriott, he was appointed Senior Director of Project Finance in June 1993, Vice President of Project Finance in June 1994 and Senior Vice President of International Development in October 1995. In June 1996, Mr. Wardinski was elected Senior Vice President and Treasurer of Host Marriott. Mr. Wardinski also currently serves on the Boards of Fairfax Opportunities Unlimited, a not-for-profit advocacy group representing people with disabilities, and eStara.
[Photo]

Louise M. Cromwell

Age: 55
                           Ms. Cromwell has been a director of the Company since December 29, 1998. Ms. Cromwell has served as Senior Counsel in the Real Estate Practice Group of the law firm of Shaw Pittman, since January 1998. From April 1984 to December 1997, Ms. Cromwell was a Partner at Shaw Pittman. From January 1994 through December 1999, she served as General Counsel of Federal City Council. Ms. Cromwell also currently serves on the Board of The Economic Club of Washington.
[Photo]

Kelvin L. Davis

Age: 36 Mr. Davis has been a director of the Company since December 29, 1998. Mr. Davis has served as President and Chief Operating Officer of Colony Capital, Inc., an international real estate investment firm, since August 1997, and has served in various other capacities with Colony since its formation in 1991. Mr. Davis also currently serves on the Boards of Franchise Finance Corporation of America and Harveys Casino Resorts, a private hotel and gaming company.

[Photo]
John W. Marriott III

Age: 38
                           Mr. Marriott has been a director of the Company since December 29, 1998. Mr. Marriott currently is an employee of Marriott International, Inc. ("Marriott International"), where he became Senior Vice President of Marriott International's Mid-Atlantic Region in June 1996. Since 1986, Mr. Marriott has held several positions including Director of Finance in Marriott International's Treasury Department, Director of Finance in Host Marriott's Finance and Development Department and Vice President, Lodging Development for The Ritz-Carlton Hotel Company, L.L.C. He has also held positions as Director of Corporate Planning, Finance, Director of Marketing for a hotel and General Manager. Mr. Marriott also currently serves on the Board of Sodexho Marriott Services, Inc.
[Photo]

John B. Morse, Jr.

Age: 53
                           Mr. Morse has been a director of the Company since December 29, 1998. Mr. Morse has held the position of Vice President, Finance, and Chief Financial Officer of The Washington Post Company since 1989. Mr. Morse also currently serves as Chairman of the Board of JMS Worldwide and as President of Washington Post Telecommunications, Inc. and Washington Post Productions, Inc., subsidiaries of The Washington Post Company.

[Photo]
  Christopher J. Nassetta, formerly a director of the Company, resigned his position on the Board effective August 3, 1999, to avoid any appearance of a conflict of interest in the event of possible lease termination negotiations between the Company and Host Marriott following a change in the tax law that previously prevented Host Marriott, as a real estate investment trust ("REIT"), from deriving revenues from operating its hotels. The Board elected William L. Wilson on September 15, 1999 to fill the seat vacated by Mr. Nassetta.

Executive Officers

  Biographical information on Bruce D. Wardinski, Chairman of the Board, President and Chief Executive Officer of the Company is included above in the section "Directors Continuing in Office."

                              Business Experience Prior to Becoming an Executive Officer
 Name and Title          Age                        of the Company
-----------------------  --- ------------------------------------------------------------
James L. Francis          38 Mr. Francis is Executive Vice President and Chief Financial
 Executive Vice              Officer of the Company. Prior to joining the Company, Mr.
 President and Chief         Francis was an employee of Host Marriott. He joined Host
 Financial Officer           Marriott in July 1997 as Vice President of Finance and
                             became Assistant Treasurer of Host Marriott in February
                             1998. He was Vice President of Finance for Lodging-
                             Reengineering Team Leader of Marriott International from
                             1995 to 1997 and was promoted to Vice President of Finance for Lodging-Asset Management and Owner Relations of Marriott
                             International in 1997 prior to his joining Host Marriott in that year.
Steven J. Fairbanks       36 Mr. Fairbanks is Executive Vice President for Lodging and
 Executive Vice              Senior Living Investments of the Company. Prior to joining
 President, Lodging and      the Company, Mr. Fairbanks was an employee of Host
 Senior Living               Marriott.He joined Host Marriott in 1996 as Vice President-
 Investments                 Acquisitions. In 1997, he was elected Senior Vice President-
                             Acquisitions of Host Marriott. Prior to joining Host
                             Marriott, he served as Vice President of Capital Management and Development Corporation from 1992 until 1996.
Tracy M.J. Colden         38 Ms. Colden is Senior Vice President, General Counsel and
 Senior Vice President,      Corporate Secretary of the Company. Prior to joining the
 General Counsel and         Company, Ms. Colden was an employee of Host Marriott. She
 Corporate Secretary         joined Host Marriott as an Attorney in 1996. She was
                             promoted to Senior Attorney of Host Marriott in June 1996
                             and became Assistant General Counsel of Host Marriott in
                             June 1997. Prior to joining Host Marriott, Ms. Colden was an attorney with the law firm of Hogan & Hartson L.L.P.
Larry K. Harvey           35 Mr. Harvey is Senior Vice President, Treasurer, and
 Senior Vice President,      Controller of the Company. Mr. Harvey was elected Treasurer
 Treasurer, and              of the Company in January 2000. Prior to joining the
 Controller                  Company, Mr. Harvey was an employee of Host Marriott. In
                             1995, Mr. Harvey was Director-Corporate Accounting of Host
                             Marriott. He was promoted to Senior Director-Corporate
                             Accounting of Host Marriott in 1997 and Vice President-
                             Corporate Accounting of Host Marriott in 1998. Prior to
                             joining Host Marriott, Mr. Harvey was with the public
                             accounting firm of PricewaterhouseCoopers LLP.

                     The Board of Directors and Committees

  The Board of Directors is divided into three classes, each consisting of approximately one-third of the total number of directors. There are currently eight directors. Class I directors, consisting of Bruce D. Wardinski, John W. Marriott III and Louise M. Cromwell, will hold office until the 2002 annual meeting of stockholders; Class II directors, consisting of Adam M. Aron, Michael A. Wildish and William L. Wilson, will hold office until the 2000 annual meeting of stockholders; and Class III directors, consisting of Kelvin L. Davis and John
B. Morse, Jr., will hold office until the 2001 annual meeting of stockholders.

  The Board met seven times in 1999. Each Director attended 75% or more of the meetings of the Board held during 1999 for the period during which he or she was a Director.

  Executive Committee. The Executive Committee possesses and may exercise all the authority and powers of the Board of Directors in the management of the business and affairs of the Company, except those reserved to the Board of Directors by the Maryland General Corporation Law, the Company's Bylaws or the Executive Committee charter. The Executive Committee consists of four members:
Messrs. Davis, Marriott, Morse and Wardinski. Following the resignation of Mr. Nassetta from the Board, Mr. Morse replaced Mr. Nassetta as a member of the Executive Committee effective September 16, 1999. Mr. Wardinski is Chairman of the Executive Committee. During fiscal year 1999, the Executive Committee did not meet.

  Audit Committee. The Audit Committee recommends to the Board of Directors the appointment of independent auditors; approves the scope of audits and other services to be performed by the independent and internal auditors; considers whether the performance of any professional service by the auditors other than services provided in connection with the audit function could impair the independence of the outside auditors; and reviews the results of internal and external audits, the accounting principles applied in financial reporting and financing and operational controls. The Audit Committee consists of three members: Messrs. Davis and Morse and Ms. Cromwell. Mr. Morse is the Chairman of the Audit Committee. The Audit Committee met five times in 1999. Each member attended 75% or more of the meetings held in 1999 for the period during which he or she was a Director.

  Compensation Policy Committee. The Compensation Policy Committee's functions include recommendations on policies and procedures relating to senior officers' compensation and various stock plans, and approval of individual salary adjustments and stock awards in those areas. A member of the Compensation Policy Committee who does not qualify as a "non-employee director" and "outside director" under applicable securities and tax law rules may not participate in making awards under the Company's 1998 Amended and Restated Comprehensive Stock Incentive Plan ("1998 Comprehensive Stock Incentive Plan") to senior officers and, as a result, Mr. Wildish would not currently participate in making awards to senior officers under such plan. The Compensation Policy Committee consists of three members: Messrs. Aron, Wilson and Wildish. Mr. Wilson replaced Mr. Morse on September 16, 1999. Mr. Wildish is the Chairman of the Compensation Policy Committee. The Compensation Policy Committee met seven times in 1999. Each member attended 75% or more of the meetings held in 1999 for the period during which he was a member of the committee.

  Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee considers candidates for election as directors and is responsible for keeping abreast of, and making recommendations with regard to, corporate governance. In addition, the Nominating and Corporate Governance Committee advises the Board of Directors on a range of matters affecting the Board of Directors and its committees, including qualification of director candidates, compensation of directors, selection of committee chairs, committee assignments and related matters. The Nominating and Corporate Governance Committee consists of three members: Messrs. Aron and Wildish and Ms. Cromwell. Ms. Cromwell is the Chairperson of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met four times in 1999. Each member attended 75% or more of the meetings held in 1999 for the period during which he or she was a Director.

        Security Ownership Of Certain Beneficial Owners And Management

  The following table sets forth the number of shares of Company common stock beneficially owned as of March 1, 2000 by (i) each person serving as an executive officer or director of the Company, (ii) all director nominees,
(iii) all directors, director nominees and executive officers as a group and
(iv) persons or entities owning 5% or more of the outstanding shares of Company common stock.

                                                                       Percent
                                                      Number of          of
Name and Address of Beneficial Owner(1)                Shares         Shares(2)
---------------------------------------               ---------       ---------
Directors:
Bruce D. Wardinski...................................   474,733(3)(4)    --
Adam M. Aron.........................................     7,000            *
Louise M. Cromwell...................................     6,601            *
Kelvin L. Davis......................................     4,500            *
John W. Marriott III.................................   317,408(5)       --
John B. Morse, Jr....................................     4,501            *
Michael A. Wildish...................................     6,001            *
William L. Wilson....................................     3,000            *
Executive Officers:
James L. Francis.....................................   240,866(3)(4)      *
Steven J. Fairbanks..................................    92,203(3)(4)      *
Tracy M.J. Colden....................................    64,709(3)(4)      *
Larry K. Harvey......................................    72,299(3)(4)      *
All Directors, Director Nominees and Executive
 Officers as a
 Group (12 persons).................................. 1,293,821          --
Other 5% Beneficial Owners:
Brahman Entities..................................... 1,634,330(6)       --
Blackstone Entities.................................. 1,370,423(7)       --
Southeastern Asset Management, Inc................... 1,206,180(8)       --
Performance Capital Entities......................... 1,122,600(9)       --
J.W. Marriott, Jr....................................   877,897(10)      --
Perry Corp...........................................   841,400(11)      --
Richard E. Marriott..................................   835,002(12)      --

--------
* Less than 1%
 (1) Unless otherwise indicated, the address of each beneficial owner is 6600 Rockledge Drive, Suite 600, Bethesda, Maryland 20817.
 (2) For purposes of computing the percentage of outstanding shares held by each person, all shares of Company common stock that such person has the right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the ownership percentage of any other person.
 (3) As of March 1, 2000, there were     shares of Company common stock
     outstanding. For purposes of this table, a person is deemed to have "beneficial ownership" of the number of shares of common stock of the Company that such person would have had the right to acquire within 60 days of March 1, 2000 upon exercise of options to purchase shares of common stock granted pursuant to the Company's 1998 Comprehensive Stock Incentive Plan. The following number of shares can be acquired by the named persons through the exercise of Company stock options exercisable within 60 days of March 1, 2000: Mr. Wardinski, 272,624; Mr. Francis, 152,149; Mr. Fairbanks, 44,056, Ms. Colden, 27,792 and Mr. Harvey, 35,721.

 (4) Includes shares of unvested restricted stock issued pursuant to the Company's 1998 Comprehensive Stock Incentive Plan to Messrs. Wardinski, Francis and Fairbanks, Ms. Colden and Mr. Harvey in the amounts of 96,000 shares; 48,000 shares; 24,000 shares; 20,000 shares; and 20,000 shares, respectively. See "Executive Compensation; Summary Compensation Table."
 (5) Includes 1,440 shares held by Mr. Marriott as trustee for three trusts for the benefit of his children; 1,914 shares owned by three trusts for the benefit of his children in which his wife serves as co-trustee; 315 shares owned by his wife, and 270,759 shares held by JWM Family Enterprises LP of which Mr. Marriott is President and CEO of the corporate general partner.
 (6) Represents the shares of common stock held by Brahman Partners II, L.P. ("BPII"); Brahman Institutional Partners, L.P. ("BIP"); BY Partners, L.P. ("BYP"); Brahman Management, L.L.C. ("BMLLC"), Brahman Capital Corp. ("BCC"), Peter Hochfelder, Robert J. Sobel and Mitchell A. Kuflik (BPII, BIP, BYP, BMLLC, BCC and Messrs. Hochfelder, Sobel and Kuflic, collectively, the "Brahman Entities"). The Brahman Entities have reported in a Schedule 13G under the Securities Exchange Act of 1934, as amended (the "Exchange Act") filed with the Securities and Exchange Commission (the "Commission"), that the Brahman Entities could be deemed to beneficially own an aggregate of 1,092,530 shares of Company common stock. BMLLC is the sole general partner of BPII, BIP and BYP. Pursuant to an investment advisory contract, BCC has the power to vote and dispose of shares of Company common stock held by BYP and Brahman Partners II Offshore, Ltd. ("BPO"). Messrs. Hochfelder, Sobel and Kuflik are the managing members of BMLLC and the executive officers and directors of BCC. Of the shares of Company common stock, BPII has shared voting and dispositive power over 163,200; BIP has shared voting and dispositive power over 567,500; BYP has shared voting and dispositive power over 877,630; BMLLC has shared voting and dispositive power over 1,608,330; BCC has shared voting and dispositive power over 903,630; and each of Messrs. Hochfelder, Sobel and Kuflik has shared voting and dispositive power over 1,634,330. The principal business address for the Brahman Entities is 277 Park Avenue, 26th Floor, New York, New York 10172. The principal business address for BPO is c/o Citco, N.V., Kaya Flamboyan 9, Willemstad, Curacao, Netherland Antilles.
 (7) Represents the shares of common stock held by Blackstone Real Estate Partners II L.P. ("BRE II"); Blackstone Real Estate Holdings II L.P. ("BREH II"); Blackstone Real Estate Partners II T.E. 1 L.P. ("BRE II TE 1"); Blackstone Real Estate Partners II T.E. 2 L.P. ("BRE II TE 2"); Blackstone Real Estate Partners II T.E. 3 L.P. ("BRE II TE 3"); Blackstone Real Estate Partners II T.E. 4 L.P. ("BRE II TE 4"); Blackstone Real Estate Partners II T.E. 5 L.P. ("BRE II TE 5"); Blackstone Real Estate Partners I L.P. ("BRE I"); Blackstone Real Estate Partners Two L.P. ("BRE Two"); Blackstone Real Estate Partners Three L.P. ("BRE Three"); Blackstone Real Estate Partners IV L.P. ("BRE IV"); Blackstone RE Capital Partners L.P. ("BRECP"); Blackstone RE Capital Partners II L.P. ("BRECP II"); Blackstone RE Offshore Capital Partners L.P. ("BOC"); Blackstone Real Estate Holdings L.P. ("BREH"); CR/RE L.L.C. ("CRRE"); BRE Logan Hotel Inc. ("Logan"); BRE/Cambridge L.L.C. ("Cambridge"); the general partner of BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II, and BOC, Blackstone Real Estate Associates L.P. ("BREA"); the general partner of BRE II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4, and BRE II TE 5, Blackstone Real Estate Associates II L.P. ("BREA II"); the general partner of BREH II and BREA II, Blackstone Real Estate Management Associates II L.P. ("BREMA II"); the general partner of BREH and BREA, BREA L.L.C. ("BREA LLC"); the general partner of BREMA II, BREA II L.L.C. ("BREA II LLC"); Peter G. Peterson ("Peterson") and Stephen A. Schwarzman ("Schwarzman"), who are the founding members of BREA LLC and BREA II LLC; and John G. Schreiber, a limited partner in BREA and BREA II

    (collectively all such persons and entities, the "Blackstone Entities"). The Blackstone Entities have reported in a Schedule 13G under the Exchange Act filed with the Commission, that the Blackstone Entities may be deemed to beneficially own in the aggregate 1,370,423 shares of Company common stock and by reason of their ability to control BREA LLC, BREA II LLC and Logan, Peterson and Schwarzman have shared power to vote or to direct the vote and to dispose or to direct the disposition of the shares of common stock that may be deemed to be beneficially owned by BREA LLC, BREA II LLC and Logan and, accordingly, may be deemed to beneficially own 1,368,474 shares of common stock. The principal business address for each of the non-individual Blackstone Entities and Messrs. Peterson and Schwarzman is 345 Park Avenue, 31st Floor, New York, New York 10154. The principal business address for Mr. Schreiber is Schreiber Investments, 1115 East Illinois Road, Lake Forest, Illinois 60045. These shares of common stock are currently held by such affiliated partnerships, but it is expected that eventually they will be distributed by such affiliated partnerships to their partners.
 (8) Represents shares of common stock of the Company that are held by Southeastern Asset Management, Inc. ("SAM"). SAM reported in a Schedule 13G under the Exchange Act filed with the Commission, sole dispositive power over 123,900 shares of Company common stock, shared dispositive power over 1,076,380 shares of Company common stock and 5,900 shares held with no dispositive power. Of these shares, SAM has reported sole voting power over 126,900 shares, shared voting power over 1,076,380 and no power to vote 2,900 shares. The principal business address of SAM is 6410 Poplar Avenue, Suite 900, Memphis, Tennessee 38119.
 (9) Represents the shares of common stock held by Performance Capital, L.P. ("PCI"); Performance Capital II, L.P. ("PCII"); Performance Offshore, Ltd. ("POL"); Brett Fialkoff, IRA, an individual retirement account for the benefit of Brett Fialkoff ("BF"), and Jordan Warner (PCI, PCII, POL, Brett Fialkoff, IRA and Mr. Warner, collectively, the "Performance Entities"). The Performance Entities have filed a report on a Schedule 13G under the Exchange Act filed with the Commission, that indicates that the Performance Entities could be deemed to beneficially own an aggregate of 1,129,700 shares of Company common stock. Of the foregoing shares, PCI, PCII, POL, BF and Jordan Warner have reported ownership of 934,100 shares, 115,400 shares, 73,100 shares, 100 shares and 7,000 shares, respectively. PCI's sole general partner is Performance Capital, LLC ("PCLLC") which has sole voting and dispositive power over the shares held by PCI. PCII's sole general partner is Performance Management, LLC ("PMLLC") which has sole voting and dispositive power over the shares held by PCII. Performance Management Holding Corp. ("PMHC") is the sole investment manager of POL and has sole voting and dispositive power over the shares held by POL. BF has sole voting and dispositive power over the shares held by BF. Brian Warner has sole voting and dispositive power over the shares held by Jordan Warner. Brian Warner is the sole manager of each of PCLLC and PMLLC. Brian Warner and BF are the members of each of PCLLC and PMLLC. Brian Warner is the President and sole director of PMHC and Brian Warner and BF are its shareholders. Jordan Warner is a retired individual who resides at 137 Golf View Drive, Jericho, New York 11753. The principal business address for PCI, PCII, PCLLC, PMLLC, PMHC, Brian Warner and BF is 767 Third Avenue, 16th Floor, New York, New York 10017. The principal business address for POL is Corporate Centre, West Bay Road, P.O. Box 31106 SMB, Grand Cayman, Cayman Islands, B.W.I.
(10) J.W. Marriott, Jr. and Richard E. Marriott have reported and filed jointly a Schedule 13G under the Exchange Act with the Commission in relation to the Company common stock. Includes: (i) 222,484 shares for which J.W. Marriott, Jr., has the sole powers to vote, or to direct the vote, and to dispose, or direct the disposition of; and (ii) 655,413 shares for which J.W. Marriott, Jr.

    shares the powers to vote, or to direct the vote, and to dispose, or direct the disposition of (including 369,812 shares also beneficially owned by Richard E. Marriott and 270,759 shares also beneficially owned by John W. Marriott III). Does not include (i) shares held by the adult children of J.W. Marriott, Jr. as trustees for trusts established for grandchildren of J.W. Marriott, Jr. and Richard E. Marriott; (ii) shares owned directly or indirectly by certain members of the Marriott family; or
    (iii) shares held by a charitable trust of which his mother is trustee and he and Richard E. Marriott are remaindermen; J. W. Marriott, Jr. disclaims beneficial ownership of all such shares. The principal address of J.W. Marriott, Jr. and Richard E. Marriott is 10400 Fernwood Road, Bethesda, Maryland 20817.
(11) Represents shares of common stock of the Company that are held by Perry Corp. ("Perry Corp."). Perry Corp. and Richard C. Perry reported in a
     Schedule 13G under the Exchange Act filed with the Commission, that Perry Corp. beneficially owned 841,400 shares of Company common stock with sole dispositive power and sole voting power over all such shares. Richard C. Perry is the President and sole stockholder of Perry Corp. The principal business address of Perry Corp. and Richard C. Perry is 599 Lexington Avenue, New York, New York 10022.
(12) J.W. Marriott, Jr. and Richard E. Marriott have reported and filed jointly a Schedule 13G under the Exchange Act with the Commission in relation to the Company common stock. Includes: 228,097 shares for which Richard E. Marriott has the sole powers to vote, or direct the vote, and to dispose, or direct the disposition of; and (ii) 606,905 shares for which Richard E. Marriott shares the powers to vote, or to direct the vote, and to dispose, or to direct the disposition of (including 369,812 shares also beneficially owned by J.W. Marriott, Jr.). Does not include
     (i) shares held by the adult children of Richard E. Marriott as trustees for trusts established for grandchildren of Richard E. Marriott and J.W. Marriott, Jr.; (ii) shares owned directly or indirectly by certain members of the Marriott family; or (iii) shares held by a charitable trust of which his mother is trustee and he and J.W. Marriott, Jr. are remaindermen; Richard E. Marriott disclaims beneficial ownership of all such shares. The principal address of J.W. Marriott, Jr. and Richard E. Marriott is 10400 Fernwood Road, Bethesda, Maryland 20817.

Compensation Of Directors

  Directors who are also officers of the Company receive no additional compensation for their services as directors. Directors who are not officers of the Company and who are elected by the holders of Company common stock receive an annual retainer fee of $15,000 and 2,000 shares of Company common stock, as well as an attendance fee of $1,250 for each stockholders' meeting, meeting of the Board of Directors and meeting of a committee of the Board of Directors, regardless of the number of meetings held on a given day. The chair of each committee of the Board of Directors receives an additional annual retainer fee of $1,000. Any individual director receiving these fees may elect to defer payment of all such fees or any portion thereof pursuant to the Company's Executive Deferred Compensation Plan and/or the Company's Non-Employee Directors' Deferred Stock Compensation Plan. The Non-Employee Directors' Deferred Stock Compensation Plan provides for each non-employee director to elect to receive the annual director stock grant of 2,000 shares of Company common stock paid in lump sum immediately or in annual installments beginning at such time as such individual is no longer a member of the Board of Directors. This annual director stock grant of 2,000 is effective following each annual meeting of stockholders.

  Additionally, under the Non-Employee Directors' Deferred Stock Compensation Plan, as a result of his becoming director, William L. Wilson received an initial grant of 2,500 shares of Company common stock effective as of September 15, 1999, consistent with the initial grants given to other directors. Directors are also reimbursed for travel expenses and other out-of-pocket costs incurred while attending meetings or visiting the Company's hotel properties or senior living communities.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities ("Reporting Persons"), to file reports of beneficial ownership of Company equity securities with the Commission and the New York Stock Exchange. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure by such Reporting Persons to file such reports on a timely basis during 1999. During 1999, the Reporting Persons of the Company were in compliance with these requirements, with the exception of one transaction not timely reported by Adam M. Aron. This transaction has now been reported.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

  The following Summary Compensation Table shows the compensation paid by the Company to the Chief Executive Officer and the other four most highly compensated executive officers (other than the Chief Executive Officer) of the Company in fiscal year 1999, which was the first fiscal year following the Company's spin-off from Host Marriott.

                                                                             All Other
                         Fiscal                      Restricted    Stock    Compensation
         Name             Year  Salary (1) Bonus (2) Stock (3)  Options (#)  (4)(5)(6)
         ----            ------ ---------- --------- ---------- ----------- ------------
Bruce D. Wardinski
 Chairman of the Board
 and
 Chief Executive
 Officer...............   1999   $530,000  $196,834  $1,224,172   750,000     $94,450
James L. Francis
 Executive Vice
 President and Chief
 Financial Officer.....   1999    330,000   148,086     604,638   397,736      29,159
Steven J. Fairbanks
 Executive Vice
 President, Lodging &
 Senior Living
 Investments...........   1999    200,000    81,397     299,453   126,570      17,186
Bruce F. Stemerman(7)
 Executive Vice
 President, Asset
 Management............   1999    200,000    93,381     310,530   146,684      17,578
Tracy M.J. Colden
 Senior Vice President,
 General Counsel &
 Corporate Secretary...   1999    160,000    73,232     255,674    77,137       9,693
Larry K. Harvey
 Senior Vice President,
 Treasurer &
 Controller............   1999    160,000    78,076     260,420    82,381       6,695

--------
(1) Salary amounts include both base salary earned and paid in cash during the fiscal year, and the amount of base salary deferred at the election of the executive officer.
(2) Fiscal year 1999 Bonus includes awards earned and accrued under Host Marriott's Annual Incentive Plan prior to the spin-off and creation of the Company to Messrs. Wardinski, Francis, Fairbanks, Stemerman, Ms. Colden and Mr. Harvey in the amounts of $196,834, $148,086, $81,397, $93,381, $73,232 and $78,076 respectively.
(3) Includes restricted stock and deferred bonus stock. Restricted stock awards are subject to general restrictions, such as continued employment and non-competition. Holders of restricted stock receive dividends and exercise voting rights on their restricted shares. Deferred bonus stock represents awards that were earned from Host Marriott pursuant to its stock plans prior to the Company's spin-off but which, as part of the spin-off, were converted from Host Marriott common stock to Company common stock on a basis which did not increase or decrease the economic value of the awards. The Company is not currently awarding deferred bonus stock to its executive officers. Subject to earlier vesting resulting from death, disability, retirement at age 55 with ten years of service or approved retirement after 20 years of service, deferred bonus stock contingently vests in ten equal annual installments beginning one year after the award is granted. As of the end of the 1999 fiscal year, the total number of deferred bonus stock, restricted stock and the aggregate value of these shares, respectively, was as follows:

   Mr. Wardinski, 2,498 shares, 120,000 shares, $34,972 and $1,189,200; Mr.
   Francis, 717 shares, 60,000 shares, $10,038 and $594,600; Mr. Fairbanks, 154 shares, 30,000 shares, $2,153 and $297,300; Mr. Stemerman, 945 shares, 30,000 shares, $13,230 and $297,300; Ms. Colden, 566 shares, 25,000 shares,
   $7,924 and $247,750 and Mr. Harvey, 905 shares, 25,000 shares, $12,670 and
   $247,750.
(4) This column includes the following Company matching contributions made under the Company's Retirement and Profit Sharing Plan and Executive Deferred Compensation Plan for fiscal 1999, respectively: Mr. Wardinski, $9,600 and $33,460; Mr. Francis, $9,600 and $18,805; Mr. Fairbanks, $9,600
    and $7,207; Mr. Stemerman, $9,600 and $7,978; Ms. Colden, $9,459; and Mr.
    Harvey, $6,379.
(5) Includes $49,892, which Mr. Wardinski received as final payment to reflect prior ownership in shares of Host Marriott Services stock options, for which Crestline received reimbursement from Host Marriott Services.
(6) Includes imputed income for federal income tax purposes in the amounts of $1,498, $754, $379, $234 and $316 for Messrs. Wardinski, Francis, Fairbanks, Ms. Colden and Mr. Harvey, respectively, resulting from below market interest rates charged on loans financed by the Company. During 1999, the above named executives exercised rights to purchase shares of stock under the Company's Executive Stock Loan Program. These purchases were made at the then fair market value of the shares and financed with loans from the Company in total aggregate amounts of $1,055,700, $529,500, $263,475, $168,000 and $224,469 for Messrs. Wardinski, Francis, Fairbanks, Ms. Colden and Mr. Harvey, respectively. The loans bear interest at 5.5% and are for a maximum term of 8 years, 11 months. The loans are secured by the stock and the employees are personally liable on the loans.
(7) Although Mr. Stemerman resigned his position as Executive Vice President, Asset Management, effective December 31, 1999, he is included in this Table in accordance with applicable regulations because he otherwise would have been included as one of the Company's five most highly compensated executive officers for the Company's last fiscal year.

Stock Option Tables

  The following two tables show information concerning options to purchase the Company's common stock granted in fiscal 1999 under the 1998 Comprehensive Stock Incentive Plan.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                 % of Total
                                   Stock
                         Stock    Options
                        Options  Granted to                          Grant Date
                        Granted Employees in   Exercise   Expiration  Present
         Name           (1)(#)  Fiscal Year  Price ($/Sh)  Date (2)  Value (3)
         ----           ------- ------------ ------------ ---------- ----------
Bruce D. Wardinski..... 500,000     27.6%      $9.9100     01/21/14  $2,517,140
                        250,000     13.8       14.8600     01/21/14     807,665
James L. Francis....... 272,736     15.0        9.9100     01/21/14   1,373,029
                        125,000      6.9       14.8600     01/21/14     403,833
Steven J. Fairbanks.... 126,570      7.0        9.9100     01/21/14     637,189
Bruce F. Stemerman..... 146,684      8.1        9.9100     01/21/14     738,448
Tracy M.J. Colden......  77,137      4.3        9.9100     01/21/14     388,329
Larry K. Harvey........  82,381      4.5        9.9100     01/21/14     414,729

--------
(1) Under Company's 1998 Comprehensive Stock Incentive Plan, the Company granted non-qualified options.

(2) The options become exercisable in annual increments of one-third of the shares covered thereby beginning on of the first anniversary of the date of grant. Each option has a fifteen-year term, so long as the holder remains an employee of the Company.
(3) These values were established using the Black-Scholes (50.8% and 32.6%, respectively) stock option valuation model. Assumptions used to calculate the grant date present value of option shares granted during fiscal 1999 were in accordance with SFAS 123, as follows:
  Expected Volatility--The standard deviation of the continuously compounded rates of return calculated on the average daily stock price over a period of time immediately preceding the grant and equal in length to the expected life. The volatility was 20%.
  Dividend Yield--The expected annual dividend yield was $0.00; there were no dividends paid in the past.
  Expected Life--The expected life of the grant was 10 years, calculated based on the historical expected life of previous grants.
  Forfeiture Rate--The probability of forfeiture due to termination of employment prior to vesting was 3%.
  Grant Date Present Value--was $5.03 and $3.23, respectively.

              Aggregated Stock Option/SAR Exercises in Last Fiscal
                     Year and Fiscal Year-End Option Values

                                                   Number of Shares Underlying        Value of Unexercised in the
                                                     Unexercised Options at             Money Stock Options at
                                                       Fiscal Year End (#)                Fiscal Year End (1)
                                                   -------------------------------    -----------------------------
                            Shares
                         Acquired on     Value
          Name           Exercise (#) Realized ($) Exercisable      Unexercisable     Exercisable    Unexercisable
          ----           ------------ ------------ -------------    --------------    ------------   --------------
Bruce D. Wardinski......     924         $9,800             22,623            750,000  $    297,079   $    6,611,250
James L. Francis........     --             --              19,570            414,200        85,810        3,629,367
Steven J. Fairbanks.....     --             --               1,866            127,192        10,157        1,327,944
Bruce F. Stemerman......     411          5,438             30,754            149,890       382,039        1,564,431
Tracy M.J. Colden.......     --             --               2,079             78,444         6,293          809,331
Larry K. Harvey.........     --             --               7,491             86,586        35,415          873,916

--------
(1) Certain of these options were received as a result of the spin-off of the Company from Host Marriott to replace options to purchase shares of Host Marriott common stock on terms which did not increase or decrease the economic value of the options.

Performance Graph

  The following graph compares the cumulative return, since the Company's common stock was distributed by Host Marriott to its stockholders, of the Company's common stock to the total cumulative return over the same period of the common stocks in (i) the Standard & Poor's 500 Stock Index, and (ii) a peer group index of companies selected by the Company. The comparison assumes $100 was invested on December 30, 1998 in the Company's common stock and in each of the comparison groups. The comparison assumes reinvestment of dividends. The Company paid no dividends during the periods.




                        [PERFORMANCE GRAPH]

                                      12/30/98      12/31/99
                                      --------      --------
Crestline Capital Corporation           $100         $134.15
S&P 500 Index                           $100         $120.76
Peer Group                              $100         $ 54.98

Companies in the Self-Determined Peer Group

  American Retirement Corporation        Bristol Hotels & Resorts
  Brookdale Living Communities, Inc.     Interstate Hotels Corporation
  Lodgian Inc.                           Meristar Hotels & Resorts Inc.
  Prime Hospitality Corporation          Senior Housing Properties Trust
  Sunrise Assisted Living, Inc.

Board Compensation Committee Report on Executive Compensation

To Our Stockholders

  The Compensation Policy Committee (the "Committee") of the Board of Directors is responsible for establishing basic principles related to compensation programs of the Company. The Committee oversees and administers our executive pay program on behalf of the Board and, by extension, our stockholders. This report provides details and background information regarding the executive pay program.

The Committee

  The Committee is composed of three non-employee members of the Board of Directors. It approves executive compensation programs and policies, sets performance targets, and evaluates the performance of the Company and its senior management. The Committee met seven times during the year and acted by unanimous consent in lieu of a meeting on four occasions.

Compensation Philosophy and Programs

  The Committee believes that executive officer compensation should be closely aligned with the performance of the Company on both a short-term and long-term basis, and such compensation should assist the Company in attracting, retaining and motivating highly qualified executives. To that end, the Committee has established a compensation program for executive officers that provides, (i) competitive base salary, (ii) annual incentives that emphasize performance based compensation dependent upon achieving both Company and individual performance goals; and (iii) equity based programs to promote and enhance the long-term growth, development and financial success of the Company by aligning the personal interests of management to those of stockholders. The Committee establishes total annual compensation for senior executive officers after reviewing each component of such executive's compensation against executive compensation surveys prepared by outside compensation consultants. The surveys used for comparison reflect compensation levels and practices for companies of similar size within the lodging, real estate and senior living industries.

  The Committee reviews the data provided by these surveys with a focus on the median level of compensation to determine base salary and annual incentive levels. In addition to reviewing senior executive officers' compensation against the comparator group, the Committee also solicits appropriate input from the Company's president and chief executive officer regarding total compensation for those executives who report directly to him. The Committee then makes decisions for individual executives based on competitive levels of compensation considering experience and individual performance. Consistent with the philosophy of aligning executive compensation with stockholder value, long-term incentive awards represent a substantial portion of the total pay package for executive officers. The long term incentive awards are targeted at the 75th percentile of selected peer group companies and reflect achievement of outstanding business performance as determined by the Committee.

Base Salary

  The Committee believes that base salary should be competitive with other companies in the lodging, real estate and senior living industries. Each position's salary band and target annual incentive opportunity is established based on the median level of total cash compensation for positions in the survey data. At least annually, the Committee reviews the performance of each senior executive and adjusts their base salary based on the Committee's view of how the management team and the respective individual contribute to the overall success of the Company.

Annual Incentive Awards

  Annual Incentives are intended to reflect the Company's belief that management's contribution to medium and long term Company performance should be measured and rewarded. The Committee has established an annual incentive program with performance measures tied to the meeting of certain cash flow targets, earnings per share, and individual performance goals.

Stock Incentives

  The Company provides long-term incentives through our 1998 Comprehensive Stock Incentive Plan, which permits restricted stock, stock options, deferred stock awards and other stock-based awards. The Committee believes that management's interest should be aligned with that of the stockholders, and that stock ownership is an efficient and effective way to accomplish this goal. Restricted stock and stock options are our primary long-term incentive vehicles for senior executives. Both vehicles create an incentive for senior executives to manage our Company in a manner that creates significant long-term value for stockholders. The 1998 Comprehensive Stock Incentive Plan permits the Committee to make awards of stock with restrictions relating to either continued employment ("time-based" awards) or to performance standards that are set by the Committee ("performance-based" awards). Awards for all employees are evaluated by reviewing individual contribution, level of responsibility and industry long term compensation information.

  The Committee believes that executive stock ownership is integral to the growth and success of the Company. As such, the Company has established a loan program to allow certain of its senior executives to purchase stock with funds borrowed from the Company on a recourse basis at 5.5% interest payable annually.

Compensation of the Chief Executive Officer

Base Salary

  Mr. Wardinski received a salary adjustment in January 1999 as a result of a compensation study conducted by an independent compensation consulting firm for the Committee. His salary was adjusted from $450,000 to $530,000. This salary is at the median for the survey group.

Annual Incentive Awards

  Mr. Wardinski received a bonus award for 1998 under Host Marriott's Performance-Based Annual Incentive Bonus Plan and pursuant to the 1998 performance criteria (payable in 1999) that was set by Host Marriott. These bonus funds had been given to the Company in connection with the REIT conversion of Host Marriott and the spin-off of the Company and represents an amount that would have been payable to Mr. Wardinski as an employee of Host Marriott. This award was 44% of his fiscal year base salary earnings.

Restricted Stock and Stock Options

  Restricted stock and stock options are our primary long-term incentive vehicles for senior executives. Both vehicles create an incentive for senior executives to manage our company in a manner that creates significant long-term value for stockholders.

  The Committee retained the services of an independent outside compensation consulting firm to conduct an executive compensation study to determine the competitiveness of our total compensation program and to further link incentive plans with stockholder interest. As part of this study, awards of restricted stock and stock options were granted to Mr. Wardinski. In compliance with SEC regulations, we are reporting the multi-year (five-year) restricted stock grant to Mr. Wardinski in the amount of 120,000 shares. This five-year grant is subject to continued employment. Similarly, the options set forth in the Stock Option Tables are multi-year (three-year) grants and the award of such options does not mean they were exercisable in 1999.

Impact of Internal Revenue Code Section 162(m)

  The Internal Revenue Code limits the tax deduction for compensation expense in excess of $1,000,000 a year for each of the five highest paid executive officers. This tax provision, Section 162(m), is a new provision as of 1993. Performance-based compensation, however, can be excluded from the determination of compensation expense if it meets certain requirements. The Committee's policy is to qualify executive compensation programs for the performance-based exclusion to the extent reasonably possible.

  The Board of Directors and stockholders approved the 1998 Comprehensive Stock Incentive Plan. The 1998 Comprehensive Stock Incentive Plan is in compliance with Section 162(m) of the Internal Revenue Code. Stock grants made pursuant to the 1998 Comprehensive Stock Incentive Plan and that are performance-based compensation, therefore, may be exempt as a compensation expense under Section 162(m), if so determined by the Committee. This outcome would permit us the maximum tax benefit. Although the Executive Officer Annual Incentive Plan does not meet the requirements necessary for exemption as performance-based compensation, the Committee believes that incentives for performance relative to certain Company objectives, such as individual objectives and other non-financial business requirements, are relevant and appropriate. The Committee will continue to evaluate the Executive Officer Annual Incentive Plan and believes that stockholder's best interest was carried out in the Executive Officer Annual Incentive Plan by retaining the discretionary portion of the Executive Officer Annual Incentive Plan. The Committee reserves the right to pay non-deductible compensation if it considers that to be in the best interest of the stockholders and the Company.

Summary

  The Committee believes that the caliber and motivation of our employees, and their leadership, are critical to our success in a competitive marketplace. The Committee believes that our compensation programs are well structured to encourage attainment of objectives and to align management's perspective with those of the Company's stockholders. We believe that the awards made in 1999 were competitive and will serve the long-term interests of the stockholders.

MEMBERS OF THE COMPENSATION POLICY COMMITTEE

Michael A. Wildish, Chairman
Adam M. Aron
John B. Morse, Jr. (Former Member)
William L. Wilson

Employment Arrangements

  Certain of the terms and conditions of employment of Bruce D. Wardinski and James L. Francis are also governed by written employment agreements which provide for annual salaries of $530,000 and $330,000, respectively and which, subject to renewal, continue until December 31, 2001 and December 31, 2000, respectively. The salaries under each of the agreements are reviewed annually. In the event of a termination by the Company without cause, a resignation by Mr. Wardinski or Mr. Francis for good reason (assignment of duties inconsistent with his position, requirement of work at location outside a 75-mile radius of current location, the Company's failure to pay any compensation, or a substantial reduction in compensation as a whole, excluding reductions caused by a failure to achieve performance targets), or a resignation by Mr. Wardinski or Mr. Francis for any reason upon 60 days' written notice within twenty-four months for Mr. Wardinski, or twelve months for Mr. Francis, of either a change in control of the Company or a change in the federal income law that would allow Host Marriott or an entity or entities in which Host Marriott owns a substantial economic interest to operate its hotels without adversely affecting its qualification for tax purposes as a real estate investment trust (a "Tax Law Change"), then Mr. Wardinski or Mr. Francis, as the case may be, will receive continued payment of his base salary for a period of time (twenty-four months for Mr. Wardinski, twelve months for Mr. Francis), life, health and disability benefits (during the same period), vesting as of the last day of employment in any unvested portion of any stock option or any restricted stock previously issued, a pro-rata share of any bonus to which he would have been entitled for the fiscal year in which the employment terminated and if the payments and benefits to be received would subject Mr. Wardinski or Mr. Francis to an excise tax on excess payments, an amount necessary to provide a net after-tax benefit equal to the amount that would have been received had such excise tax not applied. As a result of the adoption of the Tax Relief Extension Act of 1999, a Tax Law Change is currently scheduled to occur effective January 1, 2001. Accordingly, effective January 1, 2001, Mr. Wardinski and Mr. Francis will be eligible to terminate employment for any reason and receive the salary continuation and other benefits provided by their employment agreements. Both Mr. Wardinski and Mr. Francis have advised the Board that they have no present intent to terminate their employment as a result of the Tax Law Change.

  Pursuant to Bruce F. Stemerman's resignation from the Company and his re-employment with Host Marriott, the Company agreed to provide Mr. Stemerman with accelerated vesting of a portion of his restricted stock, stock option and deferred bonus stock grants which we identified in the previous tables (See "Executive Compensation; Summary Compensation Table"). The Company received and exercised a right to cash-out Mr. Stemerman's rights with respect to the accelerated stock and options, by making a payment to Mr. Stemerman for $1,069,699.

  Certain of the terms and conditions of employment regarding severance issues for senior executives without employment agreements are governed by a written "Change in Control/Separation Pay Plan." The plan provides a basic framework of severance benefits following a Change in Control of the Company in the event of an eligible employee's termination by the Company without cause or in the case of senior executives, termination by the employee for good reason. Senior executives employed as of employees as of June 25, 1999 and any other employees designated by the Compensation Policy Committee are eligible to participate. The Company will pay senior executives covered by the Plan twelve months' base pay and will continue to pay life, health and disability insurance. In addition, the unvested portion of any stock option, restricted stock and deferred stock will vest and the employee will receive a pro-rata share of any bonus to which he or she would have been entitled. The Plan terminates on December 31, 2001, and the Company cannot amend the plan in a manner adverse to the participants prior to January 1, 2002. A change in control occurs if any person acquires more than 35% of the Company outstanding common stock or outstanding voting securities, if, immediately following a merger or consolidation, any person, who did not already own such stock, owns more than 35% of the outstanding shares of voting stock of the surviving entity, if the Company sells all or substantially all of its assets, if the directors on June 25, 1999 and directors whose nominations are approved by a majority of such directors cease to be majority of directors at any time prior to December 31, 2001, or any other event that the Board determines would materially alter the structure or business of the Company or its ownership.

Certain Relationships And Related Transactions

  Background. The Company was formed under the name CCC Merger Corporation, a Maryland corporation, in November 1998 as a wholly-owned subsidiary of Host Marriott, then a Delaware corporation, in connection with Host Marriott's efforts to convert its business operations to qualify as a real estate investment trust or "REIT" for federal income tax purposes. CCC Merger Corporation was merged with Crestline Capital Corporation, formerly known as HMC Senior Communities, Inc., a Delaware corporation and wholly-owned subsidiary of Host Marriott, pursuant to which CCC Merger Corporation, as the surviving corporation, changed its name to Crestline Capital Corporation. The Company became a publicly-traded company on December 29, 1998 when Host Marriott completed its plan of reorganizing its business by spinning off the Company to the stockholders of Host Marriott (the "Distribution") as part of a series of transactions pursuant to which Host Marriott elected to be considered a REIT.

  The Company engages in the business of leasing and subleasing full-service and limited-service hotels, asset management of hotels and owning senior living communities. Our subsidiaries currently lease from subsidiaries of Host Marriott's successor by merger, a Maryland corporation now named Host Marriott, [116] full-service hotels, representing substantially all of the hotels owned by Host Marriott. In addition, our subsidiaries currently sublease from subsidiaries of Host Marriott 71 limited-service hotels. In connection with these leases and subleases, our subsidiaries have assumed the existing management agreements between subsidiaries of Host Marriott and Marriott International and other entities currently managing Host Marriott's hotels.

  Additionally, the Company through our subsidiaries owns 31 senior living communities located in 13 states, all of which are managed by Marriott International.

Relationship with Host Marriott After the Distribution

  Hotel Leases. In connection with the Distribution, wholly-owned subsidiaries of the Company entered into leases (the "Hotel Leases") with Host Marriott on December 31, 1998 for 121 full-service hotels. In 1999, Host Marriott sold [five] of the leased full-service hotels resulting in the termination of the applicable leases and reducing the number of hotels leased from Host Marriott to [116] full-service hotels. Each Hotel Lease has a fixed term ranging from seven to ten years. The Hotel Leases have four (4) seven-year renewal options at the option of the Company; however, Host Marriott may terminate any unexercised renewal options. The Company is required to pay the greater of (i) a minimum rent specified in each Hotel Lease, or (ii) a percentage rent based upon a specified percentage of aggregate sales from the hotel, including room sales, food and beverage sales, and other income, in excess of specified thresholds. The amount of minimum rent will be increased each year based upon any increases in the consumer price index ("CPI") during the previous twelve months. Percentage rent thresholds will be increased each year based on a blend of any increases in CPI and the Employment Cost Index during the previous twelve months. The Hotel Leases will generally provide for a rent adjustment in the event of damage, destruction, partial taking or certain capital expenditures. The rent during any renewal periods will be negotiated at fair market value at the time the renewal is exercised.

  The Company is responsible for paying all of the expenses of operating the hotels, including all personnel costs, utility costs, and general repair and maintenance of the hotels. In addition, the Company is responsible for all fees payable to the hotel manager, including base and incentive management fees, chain services payments and franchise or system fees. Host Marriott is responsible for real estate and personal property taxes, property casualty insurance, ground lease rent, maintaining a reserve fund for furniture, fixtures and equipment ("FF&E") replacements and capital expenditures.

  In the event that Host Marriott disposes of a hotel free and clear of the Hotel Lease, Host Marriott would have to pay a termination fee equal to the fair market value of the Company's leasehold interest in the remaining term of the Hotel Lease using a discount rate of 12%. Alternatively, Host Marriott would be entitled to (i) substitute a comparable hotel for any hotel that is sold, with the terms agreed to by the Company, or (ii) sell the hotel subject to the Hotel Lease, subject to the Company's approval under certain circumstances, without having to pay a termination fee. In addition, Host Marriott also has the right to terminate up to twelve leases in connection with the sale of a leased hotel without having to pay a termination fee. During 1999, Host Marriott exercised its right to terminate [three] Hotel Leases without paying a termination fee for three leased hotels that were sold during 1999. Conversely, the Company may terminate up to twelve full-service leases without penalty upon 180 days notice to Host Marriott. During 1999, the Company exercised its right to terminate [five] Hotel Leases. These [five] Hotel Leases will terminate in fiscal year 2000, 180 days after each respective notification date.

  As a result of the Tax Law Change, Host Marriott may terminate all, but not less than all, of the Hotel Leases beginning January 1, 2001 upon payment of the termination fee. The payment of the termination fee will be payable in cash or, subject to certain conditions, shares of Host Marriott common stock at the election of Host Marriott.

  As part of the Distribution, the Company and Host Marriott entered into guaranty and pooling agreements by which the Company and certain of its subsidiaries guarantee the Hotel Lease obligations. The Hotel Leases were placed into four different pools with all of the Hotel Leases having similar terms placed into the same pool. The parent subsidiary of each pool has a full guarantee obligation of the Hotel Leases in its respective pool. However, for each pool, the cumulative limit of the Company's guaranty obligation will be the greater of ten percent of the aggregate rent payable for the immediately preceding fiscal year under all Hotel Leases in the pool or ten percent of the aggregate rent payable under all Hotel Leases in the pool for 1999. In the event that the Company's obligation under a guaranty agreement for a pool is reduced to zero, the Company can terminate its guaranty and pooling agreement for that pool and Host Marriott can terminate the Hotel Leases in the pool without penalty.

  Upon the commencement of the hotel leases, the Company purchased the working capital of the hotels from Host Marriott for approximately $95 million with the purchase price evidenced by notes that bear interest at 5.12%. Interest on each note is due simultaneously with the rent payment of each Hotel Lease. The principal amount of each note is due upon the termination of each Hotel Lease. Upon termination of the Hotel Lease, the Company will sell the existing working capital to Host Marriott at its current value. To the extent the working capital delivered to Host Marriott is less than the value of the note, the Company will pay Host Marriott the difference in cash. However, to the extent the working capital delivered to Host Marriott exceeds the value of the note, Host Marriott will pay the Company the difference in cash. As of December 31, 1999, the outstanding balance of the hotel working capital notes was $ million.

  FF&E Leases. In connection with the Distribution, if the average tax basis of a hotel's FF&E and other personal property exceeded 15% of the aggregate average tax basis of the hotel's real and personal property (the "Excess FF&E"), subsidiaries of the Company and affiliates of Host Marriott entered into lease agreements (the "FF&E Leases") for the Excess FF&E. The terms of the FF&E Leases generally range from two to three years and rent under the FF&E Leases is a fixed amount. The Company will have the option at the expiration of the FF&E Lease term to either (i) renew the FF&E Leases for consecutive one year renewal terms at a fair market rental rate, or (ii) purchase the Excess FF&E for a price equal to its fair market value. If the Company does not exercise its purchase or renewal option, the Company is required to pay a termination fee equal to approximately one month's rent.

  Limited-Service Hotel Subleases. Host Marriott leases 71 limited-service hotels under the Residence Inn and Courtyard by Marriott brands (the "HPT Leases") from Hospitality Properties Trust, Inc ("HPT"). The HPT Leases have initial terms expiring through 2012 for the Courtyard properties and 2010 for the Residence Inn properties, and are renewable at the option of Host Marriott. In connection with the Distribution, subsidiaries of the Company entered into sublease agreements with Host Marriott for these limited-service hotels (the "Subleases"). The terms of the Subleases will expire simultaneously with the expiration of the initial term of the HPT Leases. If Host Marriott elects to renew the HPT Leases, the Company can elect to also renew the Subleases for the corresponding renewal term.

  Each Sublease provides that generally all of the terms in the HPT Leases will apply to the Subleases. The HPT Leases require the lessee to pay rent equal to
(i) a fixed minimum rent, less the cost of any repairs, maintenance, renovations or replacements of the hotel, (ii) plus an additional rent based upon a specified percentage of gross revenues to the extent they exceed gross revenues from a base year. In addition, the HPT Leases require the lessee to pay all repair and maintenance costs, impositions, utility charges, insurance premiums and all fees payable under the hotel management agreements. Pursuant to the Subleases, subsidiaries of the Company are required to pay rent to Host Marriott equal to the minimum rent due under the HPT Leases and an additional rent based on a percentage of revenues. To the extent the reserves for FF&E replacements are insufficient to meet the hotel's capital expenditure requirements, HPT is required to fund the shortfall.

  The rent payable under the Subleases is guaranteed by the Company up to a maximum of $30 million. The Company's wholly-owned subsidiaries that are party to the Subleases were capitalized with $30 million in notes from the Company payable upon demand.

  As a result of the Tax Law Change, Host Marriott may terminate all, but not less than all of the Subleases beginning January 1, 2001 upon payment of the termination fee equal to the fair market value of the Company's leasehold interests in the remaining term of the Subleases using a discount rate of five percent.

  For the purposes of governing certain of the ongoing relationships between the Company and Host Marriott after the Distribution and to provide mechanisms for an orderly transition, the Company and Host Marriott entered into various agreements in addition to the Hotel Leases, as described below.

  Distribution Agreement. The Company and Host Marriott entered into a distribution agreement (the "Distribution Agreement"), which provides for, among other things, (i) the Distribution; (ii) the division between the Company and Host Marriott of certain assets and liabilities; (iii) the contribution to the Company of Host Marriott's 3% general partnership interest in a partnership, which owns a senior living community; (iv) the transfer to the Company of the 25% interest in Swissotel Management (USA) LLC; (v) a guarantee by Host Marriott on certain Company debt obligations; and (vi) certain other agreements governing the relationship between the Company and Host Marriott following the Distribution. The Company also granted Host Marriott a contingent right for a period of ten years to purchase the Company's interest in Swissotel Management (USA) LLC at fair market value in the event the tax laws are changed so that Host Marriott could own such interest without jeopardizing its status as a REIT.

  Subject to certain exceptions, the Distribution Agreement also provides for, among other things, the assumption of liabilities and cross-indemnities designed to allocate to the Company, effective as of the Distribution Date, financial responsibilities for liabilities arising out of, or in connection with, the business of the senior living communities.

  Asset Management Agreement. In connection with the Distribution, the Company entered into an asset management agreement (the "Asset Management Agreement") with Host Marriott and its affiliates for a term of two years (with a one-year automatic renewal) to provide asset management services to Host Marriott and its affiliates for its hotel portfolio. These services include: (i) monitoring property/brand performance; (ii) pursuing expansion and repositioning opportunities; (iii) overseeing capital expenditure budgets and forecasts; (iv) assessing return on investment expenditure opportunities; and (v) analyzing competitive supply conditions in each market. Under these contracts, the Company is entitled to be paid an aggregate annual fee of $4.5 million for services rendered. In the first quarter of 2000, the Company and Host Marriott and its affiliates, renegotiated the Asset Management Agreement pursuant to a restructuring of the Company's asset management development. Under the amended Asset Management Agreement, the Company will be paid an aggregate annual fee of $ 3.5 million in fiscal year 2000.

  Tax Sharing Agreement. The Company and Host Marriott entered into a tax sharing agreement which defines each party's rights and obligations with respect to deficiencies and refunds of federal, state and other income or franchise taxes relating to the Company's business for taxable years prior to the date of the Distribution and with respect to certain tax attributes of the Company after the Distribution. Generally, Host Marriott will be responsible for filing consolidated returns and paying taxes for periods through the date of the Distribution, and the Company will be responsible for filing returns and paying taxes for subsequent periods.

  Host Marriott Non-Competition Agreement. The Company and Host Marriott entered into a non-competition agreement that limits the respective parties' future business opportunities. The Company is generally precluded until the earlier of December 31, 2008 or the date when the Company no longer leases at least 25% of the original hotels leased from Host Marriott at the time of the Distribution, from owning or acquiring any full-service hotels not leased from Host Marriott. The Company is also subject to certain restrictions relating to leasing, operating and managing full-service hotels under its agreement with Host Marriott.

  Richard E. Marriott and J.W. Marriott, Jr., are each deemed to beneficially own more than 5% of the Company common stock. Richard E. Marriott is the Chairman of the Board of Host Marriott and J.W. Marriott, Jr. is a director of Host Marriott.

Relationship with Marriott International

  Marriott International serves as the manager for 95 of the 116 full-service hotels currently leased by the Company under the Marriott and Ritz-Carlton brands and all of the limited-service hotels currently subleased by the Company under long-term management agreements between the Company, as assignee, and Marriott International. In connection with entering into the hotel leases and subleases, the Company, Host Marriott and Marriott International entered into agreements whereby the rights, interests and obligations of Host Marriott under the hotel management agreements between Host Marriott and Marriott International were assigned to the Company for the term of the corresponding hotel leases or subleases. For the leased hotels where it is the manager, Marriott International has a non-economic membership interest with certain limited voting rights in the Company's subsidiaries that are the lessee under the hotel leases. Marriott International is the manager of the ten limited-service hotels owned by the Company under a long-term management agreement. The Company also manages or has agreements to manage [16] hotels under long-term franchise agreements with Marriott International under the Marriott, Renaissance, Courtyard by Marriott and Residence Inn brand names. In addition, Marriott International is the manager for all 31 senior living communities under long-term operating agreements.

  The Company is bound by a non-competition agreement with Marriott International pursuant to which the Company is generally prohibited prior to October 8, 2000, subject to limited exceptions, from entering into or acquiring any business that competes with the hotel management business of Marriott International. Certain activities are permitted however, including: (1) the operation of an unlimited number of limited-service hotel properties as long as the Company does not operate more than ten such properties under a common name;
(2) contracting with a third party manager for operation of an unlimited number of limited-service hotel properties, so long as the number of properties under such third party management is not more than the greater of (a) ten such properties operated under a common name or (b) 25% of the system operated by such third party manager under a common name; (3) contracting with a third party manager for operation for an unlimited number of full-service hotels having the same brand name as one of Host Marriott's hotels, so long as the number of properties under such third party management is not more than the greater of (a) five such properties operated under a common name or (b) 12.5% of the system operated by such third party under a common name; and (4) franchising of an unlimited number of limited service hotel properties so long as the Company is not franchisor for more than ten such properties under a common name.

  The Company is also bound by a non-competition agreement with Marriott International which, in general, limits the Company's activities in the senior living area to owning, having equity interests in or lending money or otherwise financing senior living communities. Under the agreement, the Company is generally prohibited from engaging in the business of operating, managing or franchising senior living communities and from entering into a transaction or a series of transactions whereby ten or more of the Company's senior living communities or a controlling interest therein would be transferred to another party unless such party agreed to be bound by the non-competition agreement. The Company is bound by this non-competition agreement until June 17, 2010.

  Mr. John W. Marriott III, a director of the Company, is also a Senior Vice President of Marriott International's Mid-Atlantic Region. Mr. J.W. Marriott, Jr., who is deemed to beneficially own more than 5% of the outstanding Company common stock, is Chairman of the Board and Chief Executive Officer of Marriott International.

Other Transactions and Relationships

  Louise M. Cromwell, who is a director of the Company, is Senior Counsel in the Real Estate Practice Group of the law firm of Shaw Pittman in Washington, D.C. Shaw Pittman provides certain real estate-related and employee benefit-related legal services to the Company.

  Michael A. Wildish, who is a director nominee of the Company, is a Managing Director in the investment firm of Donaldson, Lufkin & Jenrette ("DLJ"). DLJ rendered assistance to the Company in connection with the Company's stock repurchase program in 1999.

                                  PROPOSAL 2

       APPROVAL OF THE AMENDMENTS OF THE COMPANY'S AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION

Summary

  The Board of Directors has authorized, and recommends for your approval, a reverse 1-for-100 stock split followed immediately by a forward 100-for-1 stock split of the Company's common stock. As permitted under Maryland state law, registered stockholders whose shares of stock are converted into less than 1 share in the reverse split will receive cash payments equal to the fair value of those fractional interests. We refer to the reverse and forward stock splits, together with the related cash payments to stockholders with small holdings, as the "Transaction." We also refer to our record stockholders whose shares of Company common stock are registered in their names as "registered stockholders."

  If approved, the Transaction will take place on    , 2000 (the "Transaction
Date"). In order to complete the Transaction, a majority of the stockholders entitled to vote at the annual meeting must approve amendments to the Company's Amended and Restated Articles of Incorporation (the "Charter"). We attach the proposed amendments to the Company's Charter to this proxy statement as Appendix A.

  The highlights of the Transaction are as follows.

Effect on Stockholders

  If approved at the annual meeting, the Transaction will have the following net effect on the Company common stockholders who hold common stock as of the Transaction Date.

Registered stockholders holding    None.
 100 or more shares of Company
 common stock in a record
 account

Registered stockholders holding    Shares will be cashed out at a price based
 fewer than 100 shares of           on the trading value of the record account
 Company common stock in a          shares at that time (see "Determination of
 record account                     Trading Value" below). You will not have
                                    to pay any commissions or other fees on
                                    this cash-out. Holders of these shares
                                    will not have any continuing equity
                                    interest in the Company.

Stockholders holding Company       The Company does not intend for the
 common stock in street name        Transaction to affect stockholders holding
 through a nominee (such as a       Company common stock in street name
 bank or broker)                    through a nominee (such as a bank or
                                    broker). However, nominees may have
                                    different procedures and the Company
                                    stockholders holding Company common stock in street name should contact their nominees to determine whether they will be affected by the Transaction.

Reasons for the Transaction

  The Board recommends that the stockholders approve the Transaction for the reasons described in detail below under "Background and Purpose of the Transaction," including:

              Issue                                  Solution

As a result of the spin-off from   The Transaction will reduce the number of
Host Marriott, the Company has a   registered stockholders with small accounts
large number of small              and result in significant cost savings for
stockholders. Almost [22,200]      the Company.
registered stockholders hold
fewer than 100 shares of Company
common stock in their record
accounts. Continuing to maintain
accounts for these stockholders
will cost the Company over
$[280,000] per year.

In many cases it is                The Transaction cashes out stockholders
prohibitively expensive for        with small record accounts without
stockholders with fewer than 100   transaction costs such as brokerage fees.
shares to sell their shares on     However, if these stockholders do not want
the open market.                   to cash out their holdings of Company
                                   common stock, they may purchase additional
                                   shares on the open market to increase their
                                   record account to at least 100 shares. In
                                   addition, if beneficial owners of fewer
                                   than 100 shares of stock want to have those
                                   shares cashed out in the Transaction, they
                                   should instruct their nominee to transfer
                                   their shares into a record account far
                                   enough in advance so that the shares are
                                   registered in their names by      , 2000.

Structure of the Transaction

  The Transaction includes both a reverse stock split and a forward stock split of Company common stock. If this Transaction is approved and occurs, the reverse split will occur at 6:00 p.m., New York City, New York City time, on the Transaction Date. All registered stockholders on the Transaction Date will receive 1 share of Company common stock for every 100 shares of Company common stock held in their record accounts at that time. Any registered stockholder who holds fewer than 100 shares of Company common stock in a record account at 6:00 p.m., New York City time, on the Transaction Date (also referred to as a "Cashed-Out Stockholder"), will receive a cash payment instead of fractional shares. This cash payment will be based on the trading value of the cashed-out shares at that time. (See "Determination of Trading Value" below for a description of how the trading value will be determined upon completion of the Transaction.) Immediately following the reverse split, at 6:01 p.m., New York City time, on the Transaction Date, all registered stockholders who are not Cashed-Out Stockholders will receive 100 shares of Company common stock for every 1 share of stock they received after the reverse stock split. If a stockholder holds 100 or more shares in a record account, any fractional share in the account will not be cashed out after the reverse split and the total number of shares held in that account will not change as a result of the Transaction.

  In general, the Transaction can be illustrated by the following examples:

      Hypothetical Scenario                           Result

Ms. Smith is a registered          Instead of receiving a fractional share
 stockholder who holds 90 shares    (9/10 of a share) of Company common stock
 of Company common stock in her     after the reverse split, Ms. Smith's 90
 record account as of 6 p.m.,       shares will be converted into the right to
 New York Time, on the              receive cash. Using the trading value of
 Transaction Date. At that time,    $19 per share, Ms. Smith will receive
 assume the trading value of 1      $1,710 ($19 x 90 shares).
 share of Company common stock
 is $19 (see "Determination of
 hypothetical Trading Value"
 below).

                                   Note: If Ms. Smith wants to continue her
                                    investment in the Company, she can buy at least 10 more shares of Company common stock and hold it in her record account. Ms. Smith would have to act far enough in advance of the Transaction Date so that the purchase is complete by the close of business on that date.

Mrs. Jones has 2 record            Mrs. Jones will receive cash payments equal
 accounts. As of the Transaction    to the trading value of her shares of
 Date, she holds 50 shares of       Company common stock in each record
 Company common stock in one        account instead of receiving her
 account and 70 shares of           fractional shares ( 1/2 of a share and
 Company common stock in the        7/10 of a share). Assuming a hypothetical
 other. All of her shares are       trading value of Company common stock at
 registered in name only.           $19 per share, Mrs. Jones would receive
                                    two checks totaling $2,280 (50 x $19 =
                                    $950; 70 x $19 = $1,330; $950 + $1,330 =
                                    $2,280).

                                   Note: If Mrs. Jones wants to continue her
                                    investment in the Company, she can
                                    consolidate/transfer her two record
                                    accounts prior to the Transaction Date. In that case, her holdings will not be cashed out in connection with the Transaction because she will hold at least 100 shares in one record account. She would have to act far enough in advance so that the consolidation is complete by the close of business on the Transaction Date.

Mr. Taylor holds 150 shares of     After the Transaction, Mr. Taylor will
 Company common stock in his        continue to hold all 150 shares of Company
 record account as of the           common stock.
 Transaction Date.

Mr. Updike holds 50 shares of      The Company does not intend for the
 Company common stock in a          Transaction to affect stockholders holding
 brokerage account as of the        Company common stock in street name
 Transaction Date.                  through a nominee (such as a bank or
                                    broker). However, nominees may have
                                    different procedures and the Company
                                    stockholders holding Company common stock in street name should contact their nominees to determine whether they will be affected by the Transaction.

Background and Purpose of the Transaction

  The Company has an exceptionally large stockholder base of approximately [50,000] stockholders, including almost [25,500] registered stockholders. This large base is principally the result of the spin-off of the Company from Host Marriott in December 1998. At the spin-off, each of Host Marriott's stockholders received 1 share of the Company common stock for every 10 shares of their Host Marriott common stock. Since that time, the Company has been able to reduce its total number of stockholders by almost 15,500 through an odd-lot buyback program where the Company offered to purchase shares from stockholders with less than 100 shares.

  As of    , approximately [22,200] registered holders of Company common stock owned fewer than 100 shares of stock. At that time, these stockholders represented approximately 87% of the total number of registered holders of Company common stock, but they owned less than 2% of the total number of outstanding shares of the Company's stock.

  The Transaction will provide registered stockholders with fewer than 100 shares with a cost-effective way to cash out their investments, because the Company will pay all transaction costs such as brokerage or service fees in connection with the Transaction. In most other cases, small stockholders would likely incur brokerage fees which would be disproportionately high relative to the market value of their shares if they wanted to sell their stock. In addition, some small stockholders might even have difficulty finding a broker willing to handle such small transactions. The Transaction, however, eliminates these problems for small stockholders.

  In addition, the Company will benefit from substantial cost savings as a result of the Transaction. The costs of administering each registered stockholder's account is the same regardless of the number of shares held in each account. In 2000, we expect that each registered stockholder will cost the Company approximately [$13.00] for transfer agent fees and the printing and postage costs to mail the proxy materials and annual report. We expect that these costs will only increase over time.

  In light of these disproportionate costs, the Board believes that it is in the best interests of the Company and its stockholders as a whole to eliminate the administrative burden and costs associated with approximately [22,200] small record accounts with fewer than 100 shares of Company common stock. We expect that we will reduce the total direct cost of administering stockholder accounts by approximately $[280,000] per year if we complete the Transaction.

Effect of the Transaction on the Company Stockholders

Stockholders With a Record Account of Fewer Than 100 Shares:

  If we complete the Transaction and you are a Cashed-Out Stockholder (i.e., a stockholder holding fewer than 100 shares of Company common stock in a record account immediately prior to the reverse stock split):

  . You will not receive a fractional share of Company common stock as a result of the reverse split.

  . Instead of receiving a fractional share of Company common stock, you will receive cash equal to the trading value of your affected shares. See "Determination of Trading Value" below.

  . After the reverse split, you will have no further interest in the Company with respect to your cashed-out shares. These shares will no longer entitle you to the right to vote as a stockholder or share in the Company's assets, earnings, or profits. In other words, you will no longer hold your cashed-out shares, you will just have the right to receive cash for these shares.

  . You will not have to pay any service charges or brokerage commissions in connection with the Transaction.

  . As soon as practicable after the Transaction Date, you will receive cash for Company common stock you held in your record account immediately prior to the reverse split in accordance with the procedures described below.

  . If you are a Cashed-Out Stockholder, you will receive a transmittal letter from the Company as soon as practicable after the Transaction Date. The letter of transmittal will contain instructions on how to surrender your stock certificate(s) to the Company's transfer agent, The Bank of New York, for your cash payment. You will not receive your cash payment until you surrender your outstanding certificate(s) to The Bank of New York, together with a completed and executed copy of the letter of transmittal. Please do not send your certificates until you receive your letter of transmittal. For further information, see "Stock Certificates" below.

  You will not receive any interest on cash payments owed to you as a result of the Transaction.

  NOTE: If you want to continue to hold Company common stock after the Transaction, you may do so by taking any of the following actions far enough in advance so that it is complete by the Transaction Date:

  (1) purchase a sufficient number of shares of Company common stock on the open market and have them registered in your name so that you hold at least 100 shares in your record account immediately prior to the reverse split; (2) if applicable, consolidate your record accounts so that you hold at least 100 shares of Company common stock in one record account immediately prior to the reverse split; or (3) have your shares of Company common stock placed in a brokerage account or other account in nominee form which accounts hold in the aggregate at least 100 shares of Company common stock.

Registered Stockholders With 100 or More Shares:

  If you are a registered stockholder with 100 or more shares of common stock in your record account as of 6:00 p.m., New York City time, on the Transaction Date, we will first convert your shares into one one-hundredth (1/100) of the number of shares you held immediately prior to the reverse split. One minute after the reverse split, at 6:01 p.m., New York City time, we will reconvert your shares in the forward stock split into 100 times the number of shares you held after the reverse split, which is the same number of shares you held before the reverse split. For example, if you were a registered owner of 250 shares of Company common stock immediately prior to the reverse split, your shares would be converted to 2.5 shares in the reverse split and back to 250 shares in the forward split. As a result, the Transaction will not affect the number of shares that you hold in record name if you hold 100 or more shares of Company common stock in your record account immediately prior to the reverse split.

Beneficial Owners of the Company Common Stock:

  The Company does not intend for the Transaction to affect stockholders holding Company common stock in street name through a nominee (such as a bank or broker). However, nominees may have different procedures and stockholders holding the Company common stock in street name should contact their nominees to determine whether they will be affected by the Transaction.

  NOTE: If you are a beneficial owner of fewer than 100 shares of Company common stock and want to have your shares exchanged for cash in the Transaction, you should instruct your nominee to transfer your shares into a record account in your name in a timely manner so that you will be considered a holder of record immediately prior to the reverse split.

Current and Former Company Employees and Directors:

  If you are an employee or director of the Company (or a former employee or director), you may have purchased Company common stock through the Employee Stock Purchase Plan or invested in Company common stock under the Company's Retirement and Savings Plan (the "401(k) Plan").

  If your shares of Company common stock acquired under the Employee Stock Purchase Plan are held in street name through a nominee (such as a bank or broker), the Transaction will not affect your holdings. Similarly, if you have invested in Company common stock under the 401(k) Plan, the Transaction will not affect that investment.

Determination of Trading Value

  In order to avoid the expense and inconvenience of issuing fractional shares to registered stockholders who hold less than 1 share in a record account after the reverse split, under Maryland state law, the Company may pay cash for their fair value. If stockholders approve this proposal at the Annual Meeting and the Transaction is completed, the Company will pay cash for the fractional shares based on the trading value of the Company common stock that is cashed out.

  The Cashed-Out Stockholders will receive cash equal to the trading value of the shares they held immediately prior to the reverse split in fractional record accounts with fewer than 100 shares of the Company common stock. The trading value of each outstanding share of the Company common stock at that time will be based on the average daily closing price per share of the Company common stock on the New York Stock Exchange for the ten trading days
immediately before and including      , 2000, without interest.

  The transfer agent will make a cash payment (without interest) equal to the trading value of each Cashed-Out Stockholder's fractional shares. The Company will pay all out-of-pocket transaction costs.

  As soon as practicable after the determination of the amount of cash to be paid in place of fractional shares, the transfer agent will pay the cash to the Cashed-Out Stockholders as described above in "Effect of Transaction on the Company Stockholders."

Effect of the Transaction on the Company

  The Transaction will not affect the public registration of the Company's common stock with the SEC under the Exchange Act. Similarly, we do not expect that the Transaction will affect the Company's application for continued listing of the Company common stock on the New York Stock Exchange.

  The Company's Charter currently authorizes the issuance of 75,000,000 shares of common stock. The number of shares of authorized common stock will not
change as a result of the Transaction. On      , 2000, there were     shares of
the Company common stock issued and outstanding. The total number of outstanding shares of the Company common stock will be reduced by the number of shares held by the Cashed-Out Stockholders immediately prior to the reverse split. The total number of shares that will be purchased and the total cash to be paid by the Company are unknown. Based on our best estimates, if the
Transaction had taken place as of    , 2000, the number of outstanding shares
of the Company common stock would have been reduced by the Transaction from
to approximately    or by approximately [310,000]. In addition, the number of
registered holders of the Company common stock would have been reduced from approximately [25,500] to [3,300] or by approximately [22,200] stockholders. The average daily closing price per share of the Company common stock on the
New York Stock Exchange on      , 2000, for the ten trading days immediately
preceding and including such date was $   . The cash payments that would have
been issued to Cashed-Out Stockholders instead of fractional shares would have
been approximately $   . The actual amounts will depend on the number of
Cashed-Out Stockholders on    , 2000, which will vary from the number of such
stockholders on    , 2000. In addition, we do not know what the average daily closing price per share of the Company common stock on the New York Stock
Exchange for the ten trading days prior to and including      , 2000 will be.

  The par value of the Company's common stock will remain at $.01 per share after the Transaction.

Stock Certificates

  In connection with the Transaction, the Company's common stock will retain its current CUSIP number. This CUSIP number will continue to appear on any
stock certificates representing shares of the Company common stock after      ,
2000. The Transaction will not affect any certificates representing shares of common stock or the book-entry account records held by registered stockholders owning 100 or more shares immediately prior to the reverse split. Old certificates held by any of these stockholders will continue to evidence ownership of the same number of shares as is set forth on the face of the certificate.

  As described above, any Cashed-Out Stockholder with share certificates will receive a letter of transmittal after the Transaction is completed. These stockholders must complete and sign the letter of transmittal and return it with their stock certificate(s) to the Company's transfer agent before they can receive cash payment for those shares.

Certain Federal Income Tax Consequences

  Discussed below are the material federal income tax consequences to the Company and stockholders resulting from the Transaction. This discussion is based upon the Internal Revenue Code, Treasury Regulations, Internal Revenue Service rulings and judicial decisions now in effect, all of which are subject to change, even retroactively, at any time. This discussion does not discuss all aspects of federal income taxation which may be important to you in light of your individual circumstances. Many stockholders, including financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons, may be subject to special tax rules. Other stockholders may also be subject to special tax rules, including but not limited to: stockholders who received the Company common stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this discussion does not discuss any state, local, foreign, or other tax considerations. This discussion assumes that you are a U.S. person and have held, and will hold, your shares as capital assets for investment purposes under Section 1221 of the Internal Revenue Code. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences to you, in light of your specific circumstances.

  The Transaction will result in no material federal income tax consequences to the Company.

Federal Income Tax Consequences To Stockholders Who Are Not Cashed Out By The Transaction

  If you (1) continue to hold the Company common stock immediately after the Transaction, and (2) you receive no cash as a result of the Transaction, you will not recognize any gain or loss in the Transaction. In addition, you will have the same adjusted tax basis and holding period in your Company common stock as you had in such stock immediately prior to the Transaction.

Federal Income Tax Consequences To Stockholders Who Receive Cash

  If you receive cash as a result of the Transaction, your tax consequences will depend on whether, in addition to receiving cash, you actually or constructively, within the meaning of Section 302(c) of the Internal Revenue Code, continue to own Company common stock immediately after the Transaction, as explained below.

  Stockholders Who Exchange All of Their Company Common Stock for Cash as a Result of the Transaction and Do Not Constructively Own Company Common Stock After the Transaction.

  If you (1) receive cash in exchange for a fractional share as a result of the Transaction and (2) you do not continue to hold, actually or constructively, any Company common stock immediately after the Transaction, you will recognize capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed-out stock and your aggregate adjusted tax basis in such stock.

 Stockholders Who Both Receive Cash and Continue to Hold Company Common Stock, Either Actually or Constructively, Immediately After the Transaction.

  If you continue to own, actually or constructively, Company common stock immediately after the Transaction, you will recognize capital gain or loss in the same manner as set forth in the previous paragraph, provided that your receipt of cash either (1) is "not essentially equivalent to a dividend," or
(2) is a "substantially disproportionate redemption of stock," as described below. In applying these tests, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you, as determined under Section 302 of the Internal Revenue Code.

  "Not Essentially Equivalent to a Dividend." You will satisfy the "not essentially equivalent to a dividend" test if the reduction in your proportionate interest in the Company (based on your actual and constructive ownership of Company common stock) resulting from the Transaction is considered a "meaningful reduction" in your interest in the Company. The Internal Revenue Service has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will meet this test.

  "Substantially Disproportionate Redemption of Stock." The receipt of cash in the Transaction will be a "substantially disproportionate redemption of stock" for you if the percentage of the outstanding shares of the Company common stock owned by you, actually and constructively, immediately after the Transaction is less than 80% of the percentage of shares of the Company common stock owned by you, actually and constructively, immediately before the Transaction.

  If you are not treated as recognizing capital gain or loss under the tests set forth above, the receipt of cash will be treated as a dividend and will be taxed first as ordinary dividend income to the extent of your ratable share of the Company's current or accumulated earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining amount will be treated as capital gain.

  If the cash you receive in the Transaction is taxed as a dividend, your tax basis (reduced by amounts treated as a tax-free return of capital) in the stock that is exchanged for cash will be transferred to any remaining Company common stock that you actually own, subject in the case of a corporate holder to reduction or possible gain recognition under Section 1059 of the Internal Revenue Code in an amount equal to the non-taxed portion of such dividend. If you do not actually own any remaining Company common stock, having a remaining stock interest only constructively, you may lose the benefit of your tax basis in the stock that is exchanged for cash. The tax basis in this stock may, however, be shifted to the stock of the related person whose stock you constructively own.

Backup Withholding

  You may be subject to backup withholding at the rate of 31% with respect to cash received in the Transaction, any dividends paid on your shares of Company common stock and gross proceeds from a sale of Company common stock unless (i) you are a corporate holder or come within another exempt category or (ii) you provide a correct taxpayer identification number, certify as to no loss from backup withholding and otherwise comply with applicable requirements. If you do not provide us with your correct taxpayer identification number, you may be subject to penalties imposed by the Internal Revenue Service. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the holder's federal income tax liabilities so long as the required information is provided to the Internal Revenue Service.

  We will report to holders of Company common stock and to the Internal Revenue Service the amount of any reportable payments for each calendar year and the amount of tax withheld, if any, with respect to the Transaction and any payments on Company common stock.

  The foregoing discussion of Certain Federal Income Tax Consequences is for general information and is not tax advice. Accordingly, you should consult your tax advisor as to the particular tax consequences of the Transaction and the ownership and disposition of the Company common stock after the Transaction, including the applicability and effect of any state, local or foreign income tax laws, and any recent or prospective changes in applicable tax laws.

Appraisal Rights

  Dissenting stockholders do not have appraisal rights under Maryland state law or under the Company's Charter or Bylaws in connection with the Transaction.

Reservation of Rights

  The Board of Directors reserves the right to abandon the Transaction without further action by the stockholders at any time before the filing of the Charter amendments with the Maryland Secretary of State, even if the Transaction has been authorized by the stockholders at the annual meeting.

 THE  BOARD RECOMMENDS THAT YOU VOTE  FOR THIS PROPOSAL. PROXIES  SOLICITED BY
   THE  BOARD OF  DIRECTORS  WILL BE  VOTED FOR  THIS  PROPOSAL, UNLESS  YOU
     SPECIFY OTHERWISE IN YOUR PROXY.

                                   PROPOSAL 3

                            RATIFICATION OF AUDITORS

  The Board of Directors, upon recommendation of the Audit Committee, has appointed the accounting firm of Arthur Andersen LLP to serve as the independent auditors of the Company for the 2000 fiscal year, subject to ratification by the Company's stockholders. Arthur Andersen LLP is considered by the Company's management to be well qualified.

  Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

  The favorable vote of at least a majority of the shares of Company common stock present in person or by proxy and voting at a meeting at which a quorum is present is required for ratification of the appointment of independent auditors.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF
                  ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS.

                                 OTHER MATTERS

  We do not know of any other matters to be presented at the Annual Meeting other than those discussed in this proxy statement. If, however, other matters are properly brought before the Annual Meeting, your proxies will be able to vote those matters at their discretion.

                               OTHER INFORMATION

Stockholder Proposals For 2001 Annual Meeting

  Stockholder proposals for inclusion in the proxy statement for the 2001 Annual Meeting must be received by us no later than December , 2000. To be considered for inclusion in the Company's proxy statement for that meeting, stockholder proposals must be in compliance with Rule 14a-8 under the Exchange Act and the Company's Bylaws and must be submitted in writing. Any such stockholder proposals must be mailed to Crestline Capital Corporation,
Attention: Corporate Secretary, 6600 Rockledge Drive, Suite 600, Bethesda, Maryland 20817.

  In addition, the Company's Bylaws require that, in order for recommendations for director nominees or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof to the Company's Corporate Secretary. Stockholders wishing to submit recommendations for director nominees to be considered by the Nominating and Corporate Governance Committee for election at the 2001 Annual Meeting must submit such recommendations in writing by mail to Crestline Capital Corporation, Attention: Corporate Secretary, 6600 Rockledge Drive, Suite 600, Bethesda, Maryland 20817. To be timely, notice of other business to be brought before the 2001 Annual Meeting or recommendations for director nominees for the
2001 Annual Meeting must be received no earlier than    , 2001 and no later
than    , 2001. This notice requirement is a separate requirement from the requirement above relating to inclusion of stockholder proposals in a proxy statement.

Annual Report

  A copy of the Company's 1999 Annual Report and Form 10-K for the 1999 fiscal year are being mailed to stockholders together with this proxy statement. Any stockholder who desires additional copies may obtain one (excluding exhibits), without charge, by addressing a request to the Corporate Secretary at the above address. A charge equal to the reproduction cost will be made if the exhibits are requested.

                                     BY ORDER OF THE BOARD OF DIRECTORS


                                     /s/ Tracy M.J. Colden
                                     Tracy M.J. Colden
                                     Corporate Secretary

                                                                      Appendix A

                         CRESTLINE CAPITAL CORPORATION

                             ARTICLES OF AMENDMENT

  CRESTLINE CAPITAL CORPORATION, a Maryland corporation, having its principal office in Montgomery County, Maryland (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

  FIRST: The Corporation hereby effects a reverse stock split by changing and reclassifying each 100 shares of Common Stock, par value $.01 per share, of the Corporation, which is issued and outstanding at 6:00 p.m. on the effective date of this amendment, into one share of such Common Stock, par value $.01 per share.

  Fractional shares held by record stockholders who as a result of the reverse split hold less than one share will be converted into the right to receive the fair value of such fractional interests as determined by the Board of Directors of the Corporation.

  SECOND: The amendment does not increase the authorized stock of the Corporation.

  THIRD: The foregoing amendment to the Charter and reduction in the stated capital of the Corporation has been advised by the Board of Directors and approved by the stockholders of the Corporation.

  FOURTH: The foregoing amendment to the Charter will become effective at 6:00
p.m. on    , 2000.

  IN WITNESS WHEREOF, Crestline Capital Corporation has caused these presents to be signed in its name and on its behalf by its Senior Vice President, and
witnessed by its Assistant Corporate Secretary on     , 2000.

WITNESS:                                  CRESTLINE CAPITAL CORPORATION

_____________________________________     _____________________________________
    Assistant Corporate Secretary                 Senior Vice President

  THE UNDERSIGNED, Senior Vice President of Crestline Capital Corporation, who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of her knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

                                          -------------------------------------
                                                  Senior Vice President

                         CRESTLINE CAPITAL CORPORATION

                             ARTICLES OF AMENDMENT

  CRESTLINE CAPITAL CORPORATION, a Maryland corporation, having its principal office in Montgomery County, Maryland (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

  FIRST: The Corporation hereby effects a forward stock split by changing and reclassifying each 1 share of Common Stock, par value $.01 per share, of the Corporation, which is issued and outstanding at 6:01 p.m., New York City time, on the effective date of this amendment, into 100 shares of such Common Stock, par value $.01 per share.

  SECOND: The amendment does not increase the authorized stock of the Corporation.

  THIRD: The foregoing amendment to the Charter and increase in the stated capital of the Corporation has been advised by the Board of Directors and approved by the stockholders of the Corporation.

  FOURTH: The foregoing amendment to the Charter will become effective at 6:01 p.m., New York City time, on the Transaction Date.

  IN WITNESS WHEREOF, Crestline Capital Corporation has caused these presents to be signed in its name and on its behalf by its Senior Vice President, and
witnessed by its Assistant Corporate Secretary on    , 2000.

WITNESS:                                  CRESTLINE CAPITAL CORPORATION

-------------------------------------     -------------------------------------
    Assistant Corporate Secretary                 Senior Vice President

  THE UNDERSIGNED, Senior Vice President of Crestline Capital Corporation, who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of her knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.



                                          -------------------------------------
                                                  Senior Vice President

                         ANNUAL MEETING OF STOCKHOLDERS
                        OF CRESTLINE CAPITAL CORPORATION

  The 2000 Annual Meeting of Stockholders of Crestline Capital Corporation will be held on Thursday, May 18, 2000 at the Hyatt Regency Cambridge, 575 Memorial Drive, Cambridge, Massachusetts 02139. The meeting will begin at 10:00 a.m. A continental breakfast will be provided to stockholders attending the meeting beginning at 9:30 a.m. Doors to the meeting will open at 9:30 a.m.

  [A special "Stockholder Annual Meeting" rate is being offered at the hotel for Wednesday, May 17, 2000, the night before the meeting. A limited number of
rooms are available for this special rate of $    single or double occupancy.
To receive this special rate, please call the hotel directly at the telephone
number below prior to     , 2000 and ask for the Crestline Capital Corporation
"Annual Meeting" rate for May 17, 2000. Applicable taxes and gratuities will be additional and reservations are required in advance. This discount may not be used in conjunction with any other discount, coupon or group rate.]

  Because parking is extremely limited in the general area of the hotel, we strongly recommend that stockholders attending the Annual Meeting consider using public transportation.

                                 DIRECTIONS TO
                          THE HYATT REGENCY CAMBRIDGE
                              575 Memorial Drive,
                         Cambridge, Massachusetts 02139
                                 (617) 492-1234

                       ---------------------------------

From the West on the Mass Pike:
Take Exit #18 BRIGHTON/CAMBRIDGE (left exit). Bear right Cambridge/Boston. Go straight over bridge and stay in the right lane. Make a right after bridge before the Mobil station. At fork stay left and go over bridge. At first light make a left. Make a left into hotel drive and park in garage or use valet parking in circle.

From the South on 95 OR 3, TAKE 93 NORTH
Take Exit 26 "Storrow Drive/Back Bay/Cambridge". Stay all the way in the left lane. Go 3/4 mile and take first exit of left hand side--"Government Center/Kendall Square" exit. Go up ramp and stay right. Turn right at stop sign. Go across the Longfellow Bridge, take first right off bridge and turn right onto Memorial Drive (Route 3). Stay on Memorial Drive. Around 1 mile on right, at the light, turn right. The Hyatt is on your left.

From the North on I-93 or Route 1:
Take "Storrow Drive" Exit 26 and get all the way in the left lane as you exit. Go 3/4 mile and take first exit on the left hand side--"Government Center/Kendall Square" exit. Go up ramp and stay right. Turn right at stop sign. Go across the Longfellow Bridge, take first right off bridge and turn right onto Memorial Drive (Route 3). Stay on Memorial Drive. Around 1 mile on right, at the light, turn right. The Hyatt is on your left.

From Logan International Airport:
Follow signs to Sumner Tunnel. After leaving tunnel, stay to the left and follow signs to I-93 North. Take exit 26--Storrow Drive/Back Bay/Cambridge. Stay all the way in the left lane. Go 3/4 mile and take first exit on the left hand side.--"Government Center/Kendall Square" exit. Go up ramp and stay right. Turn right at stop sign. Go across the Longfellow Bridge, take first right off bridge and turn right onto Memorial Drive (route 3). Stay on Memorial Drive. Around 1 mile on right, at the light, turn right to access the hotel entrance and parking garage.

To Fellow Crestline Capital Stockholders:

Here is your 2000 Crestline Capital Corporation proxy card. Please read both sides of the card and mark, sign and date it. Then detach and return it promptly using the enclosed envelope. We urge you to vote your shares.

You are invited to attend the Annual Meeting of Stockholders on Thursday, May 18, 2000, at 10:00 a.m. at the Hyatt Regency Cambridge.

Thank you in advance for voting.



Tracy M.J. Colden
Corporate Secretary

                            DETACH PROXY CARD HERE

--------------------------------------------------------------------------------


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1,2 AND 3. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no instruction is indicated, such proxy will be voted "FOR" Proposals 1, 2 and 3, and the discretion of the Proxies on any other matter that may properly come before the meeting or any adjournment of postponement thereof.

(1) Election of Directors  FOR all nominces    WITHHOLD AUTHORITY to vote      "EXCEPTIONS"
                           listed below        for all nominees listed below

Nominees: Adam M. Aron, Michael A. Wildish and William L. Wilson

Instructions: To Withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below).

Exceptions_____________________________________________________________________________________________________________________
(2) Approval of Amendments to the Company Charter to             (3) Ratification of the appointment of Arthur Andersen LLP as
    Effect a Reverse Split Followed by a Forward Split of the        the company's independent auditors for the 2000 fiscal
    Company Common Stock.                                            year.

        FOR             AGAINST                 ABSTAIN                 FOR             AGAINST                 ABSTAIN

The proposals are fully explained in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement. To vote your proxy please mark by placing an "X" in the appropriate box, sign and date the Proxy.


                                                     Address Change Mark Here

                                                Note: Please sign exactly as
                                                name appears on the certificate
                                                or certificates representing
                                                shares to be voted by this
                                                proxy, as shown on the label
                                                above, When signing as executor,
                                                administrator, trustee, or
                                                guardian, please give full title
                                                as such. If a corporation,
                                                please sign full corporate name
                                                by president or other authorized
                                                officer. If a partnership,
                                                please sign in partnership name
                                                by authorized person(s).

                                                Date:____________________,2000
                                                ______________________________
                                                           SIGNATURE

                                                ______________________________
                                                  SIGNATURE IF HELD JOINTLY